FORMORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

Exhibit 99.1

CCF Holding Company, the Holding Company for Heritage Bank Announces Earnings for the Quarter and Nine-Months Ending September 30, 2005

Jonesboro, GA October 19, 2005:

	Three-months ended			Nine-months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	(unaudited in thousands except for percentages and earnings per share figures)

Total Assets	$363,743	$366,027	$339,848	$363,743	$339,848

CCF Net Income for the Period	$530	$820	$610	$2,145	$2,186

CCF Net *Operating Income for the Period	$1,014	$746	$633	$2,353	$1,843

*defined as net income excluding all gains/losses on the sale of assets, including loans.

Net Interest Income for the Period	$3,855	$3,527	$3,163	$10,684	$9,527

Basic Earnings per Share for the Period	$0.23	$0.35	$0.27	$0.91	$0.98

Net Interest Margin	4.55%	4.25%	4.01%	4.37%	4.15%

Efficiency Ratio	57.63%	73.40%	69.80%	65.64%	66.93%

Total Loans (end of period)	$282,385	$279,407	$258,095	$282,385	$258,095

Non-Performing Loans (end of period)	$47	$643	$756	$47	$756

Non-Performing Assets (end of period)	$3,077	$3,553	$2,839	$3,077	$2,839

	Three-months ended			Nine-months ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	(unaudited in thousands except for percentages and earnings per share figures)
Loan Loss Provision	$135	$135	$180	$405	$770

Loan Loss Reserve (end of period)	$3,307	$3,387	$3,219	$3,307	$3,219

Total Deposit Accounts (end of period)	$316,365	$317,120	$293,529	$316,365	$317,120

Total **Transaction Accounts (end of period)	$177,990	$164,664	$134,716	$177,990	$134,716
** defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts.

Consolidated Equity (end of period)	$23,316	$23,108	$21,650	$23,316	$21,650

CCF Holding Company, the Holding Company for Heritage Bank, Announces

Earnings for the Quarter and Nine-Months Ending September 30, 2005

Earnings for the quarter ending September 30, 2005, were $530,000, or $0.23 per basic share. This represents a decrease of $80,000, or 13%, over earnings of $610,000, for the same quarter in 2004. The third quarter of 2005 included a one time pretax write down of $835,000 on an impairment recognized in the Bank’s other real estate holdings. (See press release dated September 26, 2005 for more details on this write down.) Operating income, defined as net income excluding all gains and/or losses on assets including the sale of loans, for the quarter ending September 30, 2005, was $1.0 million, as compared to operating income for the company of $633,000 in the quarter ending September 30, 2004, an increase of $381,000, or 60%, for the period. Assets for the consolidated entity were $364 million at September 30, 2005, an increase of $24 million in the twelve-month period since September 30, 2004.

The net interest margin showed continued improvement during the third quarter of 2005 to 4.55%, up from 4.01% for the three-months ended September 30, 2004. The Company’s balance sheet is asset sensitive meaning that in an increasing rate environment, as experienced in 2005, over the short term, the margin should improve. The increasing rates created an improvement in the margin which contributed to an increase of $692,000 in net interest income for the quarter ending September 30, 2005, over the quarter ending September 30, 2004, and an increase of $328,000 over the prior quarter, ending June 30, 2005. For the nine-month period ending September 30, 2005, net interest income increased $1.2 million, from $9.5 million at September 30, 2004 to $10.7 million at September 30, 2005.

The efficiency ratio for the quarter ending September 30, 2005, was 57.63%, an improvement over the quarter ending September 30, 2004, which had a ratio of 69.80%. For the nine-month period ending September 30, 2005, the efficiency ratio decreased to 65.64% from 66.93% at September 30, 2004. Although other expenses increased by $563,000, service charge income and net interest income improved at a faster pace which resulted in improvement in the efficiency ratio. This increase in other expenses includes an increased incentive accrual of $257,000 which will more evenly spread the expense throughout the year compared to 2004 when it was recognized in the fourth quarter. State of Georgia unemployment tax expense increased for the Bank for 2004 and 2005. The additional 2004 expense, $35,000, was not realized until March of 2005. When combined with the increase for 2005 of $28,000, total additional expense for this category was $63,000 in the nine-months ending September 30, 2005. Marketing expenses, directed at increasing transaction account balances, increased $111,000 for the nine-month period ending September 30, 2005. The remaining increase in other expenses is attributed primarily to the opening of the Eagles Landing branch in August 2004.

Loan growth for the twelve-month period totaled $24 million, with growth during the first nine-months of 2005 of $22 million. The growth has been primarily in the commercial real estate and residential construction categories. During the first nine-months of 2005 an additional $10 million of acquisition and development loan balances were originated and sold as participations to correspondent banks. This was done in an effort to control the bank’s concentration in this type of lending, while continuing to provide funding as requested by its customer base.

The Bank’s non-performing assets consist primarily of two real estate owned properties with balances of $2.2 million and $812,500. The $2.2 million is the balance after the write down which was discussed in the September 26, 2005 press release. This write down is reflected in the current quarter’s earnings. The $812,500 is the remaining book balance of a loan reported as non-performing in June 2005. The Bank foreclosed on this property and obtained ownership in September 2005. After charging a loss of $170,000 against the loan loss reserve on the non-guaranteed portion of the debt, the Bank’s remaining book balance of $812,500 was transferred to other real estate owned. The United States Department of Agriculture, the “USDA” guarantee on this asset is $382,500 and the Bank’s net exposure is $430,000.

The loan loss reserve balance at September 30, 2005, was $3.3 million, or 1.17% of loans outstanding. Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans and non-performing assets, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

Transaction accounts, defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts, increased $43.3 million in the twelve-month period ending September 30, 2005, to $178.0 from $134.7 at September 30, 2004. This shift in the deposits of the Bank from time deposit accounts to transaction accounts contributed to the improvement in net interest income for the period.

Consolidated equity increased $1.7 million, or 7.7%, for the Company during the twelve-month period from September 30, 2004 to September 30, 2005. This increase is attributed to earnings, net of dividends and changes in the market value of the Bank’s securities portfolio. In the nine-month period ending September 30, 2005, the Company has increased its dividend payout to $0.205 per share from $0.14 per share in the nine-months ending September 30, 2004. This represents an increase for the current nine-month period of $0.065 or 46% per share.

The Bank is a state chartered commercial bank serving the southern market of greater Atlanta, Georgia. The Bank has seven full service offices. The Company’s stock is traded on The Nasdaq SmallCap Market under the symbol “CCFH”. The information contained in this press release should be reviewed in conjunction with the Company’s 10QSB filing when available on the EDGAR system.

This press release contains forward-looking statements about our business and prospects, including forward-looking statements with respect to the potential effects of the write-down discussed above, as to which there are numerous risks and uncertainties that generally are beyond our control. Some of these risks include the possibility that our estimate of the effect of the write-down on earnings per share or of the market value and prospects of the property in question are incorrect, together with other risks identified from time to time in our filings with the Securities and Exchange Commission. These and other risks and uncertainties could have an adverse impact on our future operations, financial condition, or financial results.